EXHIBIT 10.29

October 1, 2007

Ms. Arlene Mayfield

President, Apartments

Dear Arlene:

In connection with your employment with PRIMEDIA (“the Company”), this letter will constitute our agreement relating to amounts and benefits owing to you in connection with any termination of your employment.

In the event that we terminate your employment without cause at any time after your date of hire, we will pay you as severance an aggregate amount equal to twelve (12) months base salary at the rate being paid on the date your employment is terminated by the Company (the “Date of Termination”), payable in equal bi-weekly installments on the Company’s regularly scheduled payroll dates beginning on the effective date of the separation and release agreement referred to below, less applicable withholdings. Any EICP bonus for completed calendar years unpaid at the Date of Termination shall be paid in full within 10 days after the completion of the EICP bonus calculations for all employees, but never later than December 31 of the calendar year of your termination.

No severance payments whatsoever shall be payable upon your voluntary resignation or upon termination of your employment for cause. For purposes of this letter, “cause” shall mean substance abuse, conviction of a felony, fraud, theft, embezzlement, sexual harassment, or willful or repeated failure or refusal to follow reasonable policies or directives established by your supervisor or the Board of Directors of the Company.

As consideration for the severance and benefits to be provided to you pursuant to this letter and as a condition to your receipt of any payments hereunder, you agree to execute a separation and release agreement substantially in the form attached hereto and as it may be hereafter amended generally for application to all employees.

The severance arrangements set forth above shall be in lieu of and not in addition to any other severance policies of the Company which may be in effect generally from time to time.

Both parties agree that any disputes hereunder shall be heard and determined by an arbitrator selected in accordance with the rules and procedures of the American Arbitration Association in Atlanta and that the arbitrator’s findings shall be final and binding on both parties hereto.

This letter and its validity, interpretation, performance, and enforcement shall be governed by the laws of the State of Georgia.

This letter constitutes our entire agreement, supersedes all prior agreements between us which are of no further force and effect. The provisions of this letter may not be changed or waived, except by a writing signed by both parties hereto.

It is the intent of the Company that this Agreement shall comply with all the provision of Section 409A of the Internal Revenue Code of 1986, as amended, to the extent that any provision thereof is not exempt, and in the event that any such provision does not so comply nor is exempt, it shall be interpreted in such a manner as to be in compliance therewith.

Very truly yours,

By	/s/ ROBERT C. METZ

AGREED AND ACCEPTED

/s/ ARLENE MAYFIELD
Arlene Mayfield

FORM OF

SEPARATION AND RELEASE AGREEMENT

This Separation and Release Agreement (“Agreement”) by and between                          (“Employee”) and PRIMEDIA, Inc. (the “Company”) shall become effective (“Effective Date”) seven days after the execution of the release set forth in paragraph 5 (“Release”) which must be delivered to the Company on or before the expiration of 45 days from the Separation Date as defined below.

RECITAL

Employee and Company desire to reach a mutual understanding and acceptance of the terms and conditions related to Employee’s separation from employment with Company.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual promises and covenants herein contained it is hereby agreed as follows:

1. Employee shall cease to be an employee of Company as of                          (“Separation Date”) and shall be paid Employee’s normal salary through the Separation Date and any accrued but unused vacation days, less applicable withholding, not later than on the first payroll date following the Separation Date.

2. In consideration of the Release, the Company shall pay Employee severance benefits (“Severance”) equal to $             , payable in bi-weekly

installments, less applicable withholding. Notwithstanding the foregoing, the total severance benefits payable in the first six months following the Separation Date shall comply with Treasury Regulation 1.409A-1 (b)(9)(iii).

3. If Employee is currently participating in the PRIMEDIA Thrift and Retirement Plan (the “PRIMEDIA Plan”), Employee shall cease to be an active participant in the PRIMEDIA Plan on and after the Separation Date. The vested value of Employee’s account balance under the PRIMEDIA Plan will be paid to Employee by separate check issued by the Trustee of the PRIMEDIA Plan in accordance with the provisions of the PRIMEDIA Plan; provided, however, that if the vested value of Employee’s account balance under the PRIMEDIA Plan is greater than $1,000, Employee shall have the option to keep its vested balance in the PRIMEDIA Plan pursuant to the terms of the PRIMEDIA Plan. Employee’s coverage (if any) under the PRIMEDIA Health and Welfare Program ceases as of the Separation Date. If Employee is covered under this Program as of the Separation Date, Employee may elect to continue to be covered by the PRIMEDIA Medical Plan, PRIMEDIA Dental Plan and the PRIMEDIA Health Care Reimbursement Account Program if the Employee makes the required monthly premium payments in accordance with the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”). If applicable, additional information regarding COBRA continuation coverage will be delivered to Employee under separate cover. The foregoing rights shall not be contingent upon your execution of the Release.

4. Employee agrees that the Company is authorized to open any and all business mail addressed to Employee at the Company’s address. Employee further understands and agrees that the Company will not be responsible for forwarding mail.

5. Employee, for Employee, Employee’s heirs, executors, administrators and assigns, hereby unconditionally releases, discharges and acquits Company, its subsidiaries, parents, and affiliates, and each of them, and their respective officers, directors, shareholders, partners, employees, agents and affiliates, and each of them (hereinafter collectively referred to as “Releasees”) from any and all debts, agreements, promises, liabilities, claims, damages, actions, causes of action, or demands of any kind or nature including without limitation all claims of wrongful discharge, breach of contract, intentional infliction of emotional distress, breach of alleged implied covenant of good faith and fair dealing, invasion of privacy, defamation, and age or sex discrimination, or discrimination based on any other ground, including but not limited to those arising under the Age Discrimination in Employment Act, as amended, Title VII of the Civil Rights Act of 1964, the Employee Retirement Income Security Act of 1974, the Fair Labor Standards Act, as amended, the Americans with Disabilities Act and the Family and Medical Leave Act of 1993, the Sarbanes-Oxley Act of 2002 and all other federal, state and local equal employment, fair employment, civil or human rights laws, codes and ordinances, regardless of whether such claims are past, present, or future, personal or representative, known or unknown, or arising out of any occurrence to date and expressly including but not limited to any liability arising out of or in connection with the employment of Employee by Company or the termination hereof, claims for attorneys’ fees and costs, and any and all forms of compensation, including without limitation any severance or termination payments, incentive awards or bonuses or similar payments, relating to such employment other than as set forth in Paragraph 2.

It is understood and agreed that the Release set forth above is intended as and shall be deemed to be a full and complete release of any and all claims that Employee may have against the Company arising out of any occurrence arising on or before the Effective Date and is intended to cover and does cover any and all future damages not now known to Employee or which may later develop or be discovered, including all causes of action therefor and arising out of or in connection with any occurrence arising on or before the Effective Date.

6. By executing and delivering this Agreement, Employee acknowledges that Employee:

(a) has carefully read and fully understands the terms of this Agreement, including the Release set forth in Paragraph 5;

(b) is entering into this Agreement voluntarily and knowing that Employee is releasing any and all claims that Employee has or believes Employee may have against Company;

(c) has hereby been advised by this Agreement that Employee has the right to consult with an attorney of Employee’s choosing prior to signing this Agreement;

(d) is giving this release of claims in return for consideration to which Employee otherwise would not have been entitled, to-wit, any compensation and benefit enhancements beyond those that Employee would otherwise be entitled to pursuant to the Company’s policies and practices of general application;

(e) Employee has a period of 45 days from the Separation Date to execute and deliver the Release to the Company; and

(f) Employee has a period of seven (7) days to revoke or rescind the Release following its execution and delivery to the Company within the applicable 45 day period.

7. Employee hereby covenants not to sue or bring any claim against Releasees and acknowledges and agrees that this Release may be pleaded as a full and complete defense to, and may be used as the basis for an injunction against, any action, claim, suit or other proceeding which may be instituted, prosecuted or attempted in breach of this Agreement.

8. Employee promises not to make any statement, written or oral, directly or indirectly, which in any way disparages Company or any of its affiliates or their publications, or the employees, officers, directors or shareholders of any of them. Employee promises to maintain this Agreement in strict confidence and to make no disclosure of the terms hereof to any third party, except as may be required by law.

9. The Employee covenants that Employee will not, for a period equal to the severance period, directly or indirectly hire, seek to hire, solicit, encourage, induce or attempt to induce any person employed by the Company or any of its corporate affiliates at any time during the period of such employee’s employment (whether or not such employee would commit any breach of any contract of employment by reason of leaving) to provide services to a person or entity other than the Company or any of its corporate affiliates, or to terminate a relationship with the Company or any of its corporate affiliates. The Employee further agrees not to approach any employee of the Company or any of its corporate affiliates for any of the above-described purposes, and shall not encourage, assist, authorize or knowingly approve the taking of such actions by other persons or entities. Employee understands and agrees that any violation of this covenant may release Company from any obligations it may have to Employee under this Agreement.

10. Employee covenants that Employee has returned all Company property in Employee’s possession to Company on or before the Separation Date. Employee further acknowledges receipt of the Notice on Conclusion of Employment, attached hereto as Exhibit “A”. Employee understands and agrees that any disclosure in contravention of this Agreement or Notice on Conclusion of Employment may release Company from any obligations it may have to Employee under this Agreement.

11. This Agreement sets forth the entire agreement between the parties regarding Employee’s separation from Company, supersedes any prior written, oral or implied agreement between the parties hereto regarding the subject matter hereof and may only be amended by a written agreement signed by the parties hereto.

12. Employee agrees and understands that neither the content nor the execution of this Agreement, including the Release, shall constitute or be construed as any implied or actual admission by Company of any liability to or of the validity of any claim by Employee that Employee is entitled to additional compensation or continued employment with the Company or that the Company engaged in any wrongdoing.

13. Employee hereby represents and agrees that in entering into this Agreement, including the Release, Employee has relied solely upon Employee’s own judgment, belief and knowledge and Employee’s own legal and other professional advisors and that no statement made by or on behalf of Company has in any way influenced Employee in such regard.

14. Employee hereby represents and warrants to Company that Employee has not assigned any claim Employee may or might have against Company to any third party.

15. Each party shall pay its or his or her own attorney’s fees, costs and expenses related to this Agreement.

16. This Agreement shall be governed by and construed in accordance with the laws of the State of Georgia.

17. The provisions of this Agreement are severable except that this Agreement shall not be effective prior to the Effective Date. If any other provision of the Agreement is declared invalid or unenforceable, the ruling will not affect the validity and enforceability of any other provision of the Agreement.

18. It is the mutual intent of the parties that this Agreement shall comply with all the provisions of Section 409(A) of the Internal Revenue Code of 1986, as amended, to the extent that any provision thereof is not exempt, and in the event that any such provision does not so comply nor is exempt, it shall be interpreted in such a manner as to be in compliance therewith.

[SIGNATURES TO FOLLOW]

WITNESS the due execution hereof by a duly authorized officer of PRIMEDIA Inc. this              day of

By:

I, the undersigned Employee, hereby execute and deliver this Agreement, including but not limited to the Release set forth in paragraph 5, this              day of                     . I further understand that I have a period of seven (7) days hereafter to revoke or rescind my execution and delivery and that my rights under this Agreement shall not become effective until the expiration of this seven-day period.

Name:

Signature:

EXHIBIT A

NOTICE OF CONCLUSION OF EMPLOYMENT

In connection with the conclusion of employment with PRIMEDIA, Inc. and/or its subsidiaries and affiliates (“Company”), each employee has an obligation to surrender and return to Company all mail, files, records, manuals, books, blank forms, tapes, discs, photographs, negatives, documents, letters, memoranda, notes, notebooks, materials, property, reports, data tables, calculations, information or copies thereof, which are the property of Company or which relate in any way to the business products, practices or techniques of Company and all other property, trade secrets or confidential information of Company and any third parties with whom it deals, including but not limited to, all keys, passwords, combinations and documents which in any of these cases are in the employee’s possession or under the employee’s control.

The employee also has a continuing obligation to preserve as CONFIDENTIAL and refrain from using, trade secrets or confidential information concerning the business, products, practices or techniques of Company and any third parties with whom it deals, including but not limited to, manuscripts, photographs, techniques, systems, designs, research, processes, inventions, developments, proposals, plans, publications, computer programs, user manuals and documentation, products (whether or not copyrighted or copyrightable, or patented or patentable), marketing and merchandising methods, subscriber, circulation, customer or supplier lists, business, accounting and financial information of Company, that has been disclosed to or is known to the Employee by reason of employment by Company, and to refrain from acts or omissions that would reduce the value of such trade secrets and confidential information to Company.